Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-124601) of KapStone Paper and Packaging Corporation (formerly Stone Arcade Acquisition Corporation) and in the related Prospectus, of our reports dated March 15, 2007, with respect to the consolidated financial statements of KapStone Paper and Packaging Corporation, KapStone Paper and Packaging Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation included in this Annual Report (Form 10-K) for the year-ended December 31, 2006.

/s/ Ernst & Young, LLP

Chicago, Illinois
March 15, 2007